Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MARCH 3, 2004

BY AND BETWEEN

SEALY CORPORATION

AND

POSTUREPEDIC ACQUISITION CORP.

i

Exhibits & Schedules

Exhibit A	Commitment Letters
Exhibit B-1 and B-2	Stockholder Approvals
Exhibit C	Terms of Stockholders Agreement

Schedule A	Merger Consideration
Schedule B	List of Option Agreements
Schedule 2.8	Shares
Schedule 3.1	Jurisdictions of Incorporation with Subsidiaries
Schedule 3.3	Noncontravention
Schedule 3.4	Consents
Schedule 3.5(a)	Capitalization
Schedule 3.5(b)	Subsidiaries
Schedule 3.6(d)	Undisclosed Liabilities
Schedule 3.7	Absence of Certain Developments
Schedule 3.8	Governmental Authorizations
Schedule 3.9	Litigation
Schedule 3.10	Tax Matters
Schedule 3.11	Environmental Matters
Schedule 3.12	Employee Matters
Schedule 3.13(a)	Employee Benefit Plans
Schedule 3.13(d)-1	Terminated Employee Benefit Plans
Schedule 3.13(d)-2	Multiemployer Benefit Plan Withdrawal Liability
Schedule 3.13(i)	Payments under Employee Benefit Plan
Schedule 3.14(a)	Proprietary Rights
Schedule 3.14(b)	Proprietary Rights Exceptions
Schedule 3.15	Contracts
Schedule 3.16	Insurance
Schedule 3.17	Real Property
Schedule 3.18	Assets Other than Real Properties
Schedule 3.19	Entire Business
Schedule 3.21	Transactions with Affiliates
Schedule 4.4	Newco Consents
Schedule 5.3	Exceptions to Conduct of Business by the Company
Schedule 5.3(a)	Capital Expenditure Budget
Schedule 5.3(t)	Payments of Principal and Interest
Schedule 5.11	Affiliate Arrangements
Schedule 5.14	Projected 2004 Balance Sheet
Schedule 8.5	Estimated Fees and Expenses

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated March 3, 2004, by and between Posturepedic Acquisition Corp., a Delaware corporation (“Newco”) and Sealy Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of each of Newco and the Company have approved this Agreement and the merger of Newco with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms of and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has deemed the Merger advisable and in the best interest of the stockholders of the Company;

WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) will be converted in the manner set forth herein; and

WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—CERTAIN DEFINITIONS

Section 1.1                                   Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Proposal” has the meaning set forth in Section 5.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement and Plan of Merger.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries dated November 30, 2003, as included in the Public Financial Statements.

“Books and Records” has the meaning set forth in Section 5.13.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash Difference Amount” means $44,200,000 divided by the total number of Schedule 2.8 Shares.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock.

“Class A Common” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class B Common” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Class L Common” means the Class L Common Stock, par value $0.01 per share, of the Company.

“Class M Common” means the Class M Common Stock, par value $0.01 per share, of the Company.

“Class A Options” means the options to purchase up to 3,410,300 shares of the Class A Common outstanding as of the date hereof to certain current and former employees of the Company pursuant to the Option Plan or otherwise and pursuant to certain Option Agreements.

“Class L Options” means the options to purchase up to 16,730 shares of Class L Common outstanding as of the date hereof to certain current and former employees of the Company and certain Option Agreements

“Closing” has the meaning set forth in Section 2.12.

“Closing Date” has the meaning set forth in Section 2.12.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means collectively, the Class A Common, the Class B Common, the Class L Common and the Class M Common.

“Company Group” has the meaning set forth in Section 5.7.

“Company Proprietary Rights” has the meaning set forth in Section 3.14.

“Company Stockholder Vote” has the meaning set forth in Section 3.24.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” has the meaning set forth in Section 3.15.

“Consenting Stockholders” means Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Trust Associates, BCIP Associates, Harvard Private Capital Holdings, Inc., Sealy Investors 1 LLC, Sealy Investors 2 LLC and Sealy Investors 3 LLC.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) including, without limitation, Multiemployer Plans, and all stock purchase, stock option, employment, consulting, severance, change-in-control, fringe benefit (other than those which are not material), bonus (other than any payroll practice, spot reward or other de minimis bonus program), incentive, deferred compensation, employee loan plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and each other employee benefit plan, program or arrangement, none of which is subject to Section 3(3) of ERISA, maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

“Environmental Laws” shall mean all laws (including common law), statutes, regulations, codes, rules, decrees, orders, ordinances of any Government Authority, and similar provisions having the force or effect of law, concerning pollution or protection of the environment or human health and safety as affected by the environment or by harmful or deleterious materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Exchange Act” means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Exchange Agent” has the meaning set forth in Section 2.9.

“Exchange Fund” has the meaning set forth in Section 2.9.

“February 29 Financial Statements” has the meaning set forth in Section 3.6(c).

“Foreign Benefit Plans” means each plan which, if maintained in the United States, would be defined as “an employee benefit plan” (other than any Foreign Governmental Plan) and which is maintained outside the jurisdiction of the United States or that covers any officer or employee of the Company or any of its Subsidiaries residing or working outside of the United States.

“Foreign Governmental Plan” means each plan which is legally mandated or required to be maintained under applicable local law and which is maintained outside the jurisdiction of the United States or that covers any officer or employee of the Company or any of its Subsidiaries residing or working outside the United States.

“Fraction” has the meaning set forth in Section 2.8.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court, tribunal, or arbitral body or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, toxic molds, pollutants, or contaminants defined as such in, or regulated or that could reasonably be expected to result in liability under, any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means at any date, without duplication, (a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable or accruals arising in the ordinary course of business, (d) all Obligations of such Person as lessee that are capitalized in accordance with applicable generally accepted accounting principles, and (e) all Obligations of such Person with respect to any financial hedging arrangements.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person; provided, that in the case of the Company, such knowledge shall be limited to the Knowledge of David McIlquham, James Hirshorn, Kenneth Walker, G. Michael Hofmann, Mark J. Hobson, Al Boulden, Chuck Dawson, Jeff Claypool, Bruce Barman, Tony Malikin and Dave Sherman.

“law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any governmental authority.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien, charge, conditional sale agreement, preemptive right, covenant, right of way, easement, purchase option, call, right of first refusal or similar restriction of any kind.

“Litigation” has the meaning set forth in Section 3.9.

“Material Adverse Effect” means a material adverse effect upon the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company or any of its Subsidiaries, taken as a whole; but shall exclude any effect resulting from (i) changes or developments affecting the bedding manufacturing and marketing industry generally, which changes or developments do not disproportionately affect the Company and its Subsidiaries relative to the other participants in the bedding manufacturing and marketing industry, (ii) changes or developments in financial, banking or securities markets or the United States economy generally, which changes or developments do not disproportionately affect the Company and its Subsidiaries, (iii) any action specifically required to be taken by a party hereto pursuant to the terms of this Agreement and (iv) any adverse change in or effect on the business of the Company that is cured by the Company by the Closing; provided, that in order for any such adverse change to be deemed cured, all material consequences relating to such adverse change must also be cured.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the amount per share of Common Stock as described on Schedule A attached hereto.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“MFI Notes” means the subordinated promissory note of MMA Acquisition Company, Inc, principal face amount of $17,500,000, dated October 15, 2002 and payable to Mattress Holdings International, LLC, a Subsidiary of the Company and the senior note of Malachi Mattress America Inc. dated October 18, 2002 and payable to Mattress Holdings International LLC in the original principal amount of $3,272,721.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Obligations” means with respect to any Indebtedness, any principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable under the documentation governing any Indebtedness.

“Option Agreements” means the option agreements entered into by and between the Company and certain Persons as described on Schedule B attached hereto, each as amended, restated or modified from time to time.

“Option Consideration” means, in relation to any Option Holder, the aggregate amount payable in relation to all Options held by such Option Holder pursuant to the terms and conditions of Section 2.11 hereof.

“Option Plan” means the Company’s 1998 Stock Option Plan adopted on December 18, 1997 as amended from time to time, as in effect on the date hereof.

“Options” means, collectively, the Class A Options and the Class L Options.

“PBGC” has the meaning set forth in Section 3.13(h).

“Permits” has the meaning set forth in Section 3.8.

“Permitted Encumbrances” has the meaning set forth in Section 3.17.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Preferred Stock” means the authorized Preferred Stock, par value $0.01 per share, of the Company.

“Proprietary Rights” means all patents, patent applications, trademarks and service marks, and all registrations and applications therefor and goodwill associated therewith, copyrights, copyright registrations and applications, mask works, trade names, corporate names, domain names, trade dress, inventions, computer software, data and documentation, trade secrets, know-how, confidential information (including, financial business and marketing plans and customer and supplier lists), and all other intellectual property.

“SARs” means the Stock Appreciation rights outstanding as of the date hereof with respect to 14,500 shares of Class A Common Stock issued for employees of Sealy Brazil.

“Schedule 2.8 Shares” means the number of Shares of Class A Common Stock set forth on Schedule 2.8; provided, that if at the Effective Time the Fraction is greater than 1, an additional number of shares of Class A Common Stock (as determined below) shall be considered Schedule 2.8 Shares for all purposes under this Agreement.  The number of such additional shares shall be equal to the fewest number of shares that, when added to the existing Schedule 2.8 Shares, causes the Fraction, when calculated as of the Effective Time, to be less than 1.  Such additional shares shall be selected by the Company from shares of Class A Common Stock that are not already Schedule 2.8 Shares and that are held by the Consenting Stockholders, on a pro rata basis (based on existing ownership of Schedule 2.8 Shares) to the greatest extent possible; provided that the Company’s determination shall be final.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Shares” means collectively all of the issued and outstanding shares of Common Stock.

“Stockholders Agreement” means that Stockholders Agreement, which shall become effective on the Closing Date, by and among Newco and each of the Consenting Stockholders and reflecting the terms set forth on Exhibit C hereto or otherwise in a form reasonably acceptable to the parties thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Surviving Common Stock” means the Surviving Corporation’s Common Stock, par value $0.01 per share, the terms of which are set forth in the Certificate of Merger.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Third Party Acquisition” has the meaning set forth in Section 5.7.

Section 1.2                                   Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the words “include”, “including” or “includes” shall be read to be followed by the words “but not limited to” or “without limitation” or words having similar import; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the word “contemplated” is used in this Agreement, it shall be deemed to be preceded by the word “expressly.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II—THE MERGER

Section 2.1                                   The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2                                   Outstanding Shares.

(a)                                  As of the date hereof, the number of outstanding shares of capital stock of Newco is 100.  The number of outstanding shares of Newco’s capital stock is subject to change prior to the Effective Time by reason of the subsequent issuance of shares of Newco’s capital stock.

(b)                                 As of the date hereof and as set forth in Section 3.5 of this Agreement, the number of outstanding shares of capital stock of the Company, is as follows:

(1)                                  14,165,609 shares of Class A Common, all of which are entitled to one (1) vote per share;

(2)                                  14,039,839 shares of Class B Common, none of which are entitled to vote;

(3)                                  1,543,051 shares of Class L Common, all of which are entitled to one (1) vote per share;

(4)                                  1,612,057 shares of Class M Common, none of which are entitled to vote.

Section 2.3                                   Certificate of Merger.  On the Closing Date, the parties hereto shall cause a certificate of merger prepared by Newco and in a form reasonably acceptable to the Company (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the “Effective Time”).

Section 2.4                                   Certificate of Incorporation.  The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).  Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.5                                   By-laws.  The by-laws of Newco in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.6                                   Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.7                                   Directors.  The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.8                                   Conversion of Shares.

(a)                                  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, (A) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) the Schedule 2.8 Shares, (ii) shares held by Newco, (iii) shares held in the Company’s treasury or by any of the Subsidiaries and (iv) Dissenting Shares (as defined in Section 2.10)) shall be canceled and converted into the right to receive the respective Merger Consideration exchanged pursuant to Section 2.9, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.9 and (B) the Schedule 2.8 Shares set forth opposite each Consenting Stockholder’s name on Schedule 2.8 shall be converted as follows:  (i) a number of such shares equal to (x) the total number of Schedule 2.8 Shares set forth opposite such Consenting Stockholder’s name multiplied by (y) a fraction (the “Fraction”), the numerator of which is the Cash Difference Amount and the denominator of which is the Base Common Stock Value, shall be converted into the right to retain one fully paid and non-assessable share of Class A Common and (ii) the remaining Schedule 2.8 Shares set forth opposite such Consenting Stockholder’s name on Schedule 2.8 shall be cancelled and converted into the right to receive the Base Common Stock Value.

(b)                                 Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(c)                                  As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, and without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(d)                                 From and after the Effective Time, the holders of Certificates (except for Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the consideration set forth in Section 2.8(a) with respect to each of the shares represented thereby, including with respect to the Schedule 2.8 Shares described in Section 2.8(a)(B)(i), the right to retain one fully paid and non-assessable share of Class A Common Stock.

Section 2.9                                   Exchange of Certificates.

(a)                                  Upon surrender of any Certificates, together with duly executed stock powers, at least two business days prior to the Closing Date to Newco or the Surviving Corporation, the holder of each Certificate shall receive from the Surviving Corporation on the Closing Date in exchange for each share of Common Stock evidenced thereby, the consideration set forth in Section 2.8(a).  The Merger Consideration and the Base Common Stock Value payable in respect of the Schedule 2.8 Shares pursuant to Section 2.8 described in Section 2.8(a)(B)(ii) shall be paid in the form of cash by certified check drawn on a bank located in New York City or wire transfer of immediately available funds, to which such holder is entitled pursuant to Section 2.8, without interest; provided that wire transfer instructions are provided in connection with such surrender of Certificates.  At the Effective Time, the Surviving Corporation shall deposit in trust with an exchange agent selected by the Company (the “Exchange Agent”) cash in an amount sufficient to pay all sums to be paid pursuant to Section 2.8, not otherwise paid at Closing pursuant to the immediately preceding sentence, and to make the appropriate cash payments, if any, to holders of Common Stock which cease to be Dissenting Shares pursuant to Section 2.10 hereof (such amounts being hereinafter referred to as the “Exchange Fund”).  Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or otherwise deliver to each record holder of Certificates a form of letter of transmittal for return to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates and payment therefor.  Upon surrender to the Exchange Agent of any Certificates (other than Certificates representing Schedule 2.8 Shares to be retained by such holder pursuant to Section 2.8(a)(B)(i), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from the Surviving Corporation immediately thereafter in exchange therefor, the applicable consideration set forth in Section 2.8(a).  The Merger Consideration and the Base Common Stock Value payable in respect of the Schedule 2.8 Shares described in Section 2.8(a)(B)(ii) pursuant to Section 2.8(a) shall be paid in the form of cash by certified check or wire transfer of immediately available funds, to which such holder is entitled pursuant to Section 2.8, without interest.  Each such Certificate so surrendered shall be canceled.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates canceled pursuant to Section 2.8(b) and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 2.8(a) in the form provided for by this Agreement, without interest.  All cash paid upon surrender of the Certificates in accordance with this Section 2.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented thereby.  The Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Common Stock such amounts as the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by the Exchange Agent with respect to payments for the Common Stock or the Options described below, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or Option in respect of whom such deduction and withholding were made by the Exchange Agent.  With respect to the Schedule 2.8 Shares described in Section 2.8(a)(B)(i), each holder thereof will be entitled to receive a new certificate or new certificates representing the number of Schedule 2.8 Shares to be retained by such holder pursuant to Section 2.8.

(b)                                 In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Newco (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), and the posting of a bond, if requested by Newco, in an amount acceptable to Newco, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the consideration set forth in Section 2.8(a) in respect thereof in the manner set forth in Section 2.8 and this Section 2.9.

(c)                                  If Certificates are not surrendered prior to the date that is one year after the Effective Time, unclaimed amounts (including interest thereon) of the consideration set forth in Section 2.8(a) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest.  Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock (other than the Schedule 2.8 Shares described in Section 2.8(a)(B)(i)) that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in Section 2.8(a) as provided for, and in accordance with, the provisions of this Section 2.9.

Section 2.10                            Dissenting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.  The Company shall give Newco prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in connection with the Merger, and Newco shall have the opportunity to direct and settle all negotiations and proceedings with respect to such demands.  The Company will not, except with the prior written consent of Newco, make any payment with respect to, settle or offer to settle, any such demands.

Section 2.11                            Options.  (a) Unless otherwise agreed, at the Effective Time, each then outstanding Option, both vested and unvested, which is not exercised prior to the Effective Time shall terminate and be cancelled and the holder thereof will have the right to receive, for each share of each class of Common Stock subject to such Option, a payment in cash equal to the amount, if any, resulting from deducting the exercise price per share of such holder’s Option from the applicable Merger Consideration, net of applicable withholding taxes.  At the Closing, Newco shall deposit or shall cause to be deposited with the Exchange Agent immediately available funds in amounts necessary to make the payments of the Option Consideration to each holder of Options, net of applicable withholding taxes, if any, at Closing.

(b) At the Effective Time, each then outstanding SAR shall terminate and the holder thereof will have the right to receive for each Share of each class of Common Stock subject to such SAR an amount in cash equal to the amount given by deducting the reference price per Share of such Common Stock that is subject to such SAR from the applicable Merger Consideration, net of applicable withholding taxes, if any.  Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary and shall use its reasonable best efforts to obtain the necessary consents, if any, of holders of SARs to give effect to the treatment of SARs pursuant to this Section 2.11.

Section 2.12                            Closing.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Article VII hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, at 10:00 a.m. on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing) or on such date and time as the Company and Newco shall mutually agree.  The time and date of the Closing is herein called the “Closing Date”.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco as of the date hereof and as of the Closing Date as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority and all licenses, permits and authorizations necessary to own, lease and operate its property and assets and to carry on its business as presently conducted, and as presently proposed to be conducted, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its property and assets makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect or in any manner challenge or prevent, enjoin, alter, impair or materially delay the consummation of the transactions contemplated by this Agreement.  The Company has previously provided to Newco true and complete copies of (i) its certificate of incorporation and all amendments thereto or restatements thereof, (ii) its by-laws as currently in effect and (iii) true and complete copies of the certificate or articles of incorporation and by-laws, as currently in effect, of each Subsidiary.  The minute books of the Company and its Subsidiaries include copies of minutes of all meetings of the directors or stockholders of the Company and its Subsidiaries held on or after January 1, 2000 and complete and accurate copies of all resolutions passed or other actions taken by the boards of and the stockholders of the Company and its Subsidiaries on or after January 1, 2000.

Section 3.2                                   Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all requisite corporate action, and no other corporate action or other organizational proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery of this Agreement and each other Merger Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby, other than the approval of the stockholders of the Company described in Section 5.1.  This Agreement and each other Merger Document to be executed in connection herewith have been duly authorized, executed and delivered by the Company and, assuming that this Agreement and each Merger Document to which Newco is a party has been duly and validly authorized, executed and delivered by Newco, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 3.3                                   Non-contravention.  Neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby or thereby nor the fulfillment of and the performance by the Company of its obligations hereunder or thereunder will (i) contravene any provision contained in the Certificate of Incorporation or by-laws of the Company or any of its Subsidiaries, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, require any consent under, or constitute (with or without the lapse of time, the giving of notice or both) a default (or give rise to any penalty or right of termination, cancellation or acceleration or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled) under (A) except as set forth on Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, writ, injunction, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except with respect to Liens granted to any lender at the Closing in connection with Newco’s financing of the transactions described in Section 4.8, result in the creation or imposition of any Lien on any of the assets or properties of the Company or its Subsidiaries, (iv) except as set forth on Schedule 3.3, result in the acceleration or modification of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any of its Subsidiaries or (v) except as set forth on Schedule 3.3, trigger any “change in control” clause or similar clause in any Contract to which the Company or any of its Subsidiaries is a party, which in the case of any of clauses (ii) through (v) above, could have a Material Adverse Effect or would materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.4                                   Consents.  No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to the Company’s Knowledge, threatened against the Company which would prevent or materially delay the consummation of the transaction contemplated hereby.  Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, and (ii) the requirements of the HSR Act and the filings and approvals set forth on Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Merger Document or the consummation of the transactions contemplated hereby or thereby by the Company or any of its Subsidiaries.

Section 3.5                                   Capitalization; Subsidiaries.

(a)                                  The Company’s authorized capital stock consists solely of 600,000,000 shares of Class A Common, of which, 14,165,609 shares are presently issued and outstanding; 200,000,000 shares of Class B Common, of which, 14,039,839 shares are presently issued and outstanding; 6,000,000 shares of Class L Common, of which, 1,543,051 shares are presently issued and outstanding; 2,000,000 shares of Class M Common, of which, 1,612,057 shares are presently issued and outstanding; and 100,000,000 shares of Preferred Stock, none of which are presently issued and outstanding, in each case, which shares are held beneficially and of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name.  1,219,643 shares of the Company’s Class A Common Stock are held as treasury shares.  As of the date hereof, (i) up to 3,410,300 shares of Class A Common are reserved for issuance upon exercise of all outstanding Class A Options, (ii) 14,039,839 shares of Class A Common are reserved for issuance upon the conversion of Class B Common, (iii) 16,730 shares of Class L Common are reserved for issuance upon exercise of all outstanding Class L Options; and (iv) 1,612,057 shares of Class L Common are reserved for conversion of Class M Common.  Except as set forth in this Section 3.5(a) or on Schedule 3.5(a), the Company does not have (i) any shares of capital stock or voting securities reserved for issuance or (ii) any outstanding or authorized option, warrant or other right or agreement of any kind to acquire its capital stock or voting securities or other ownership interest in the Company or any outstanding securities, or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock or voting securities or other ownership interest in the Company.  Except as set forth in this Section 3.5(a) or on Schedule 3.5(a), there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable and free and clear of any preemptive rights and Liens, other than those set forth on Schedule 3.5(a) and that will be released on or prior to the Closing Date or those created by Newco.

(b)                                 All Subsidiaries are listed on Schedule 3.5(b).  Except as set forth on Schedule 3.5(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is duly authorized, validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens.  Except as set forth on Schedule 3.5(b), there are no (i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, no options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting or transfer of the Subsidiaries’ capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.

Section 3.6                                   SEC Documents; Financial Statements.

(a)                                  The Company has filed on a timely basis all required documents with the Securities and Exchange Commission (the “SEC”) since January 31, 2001 (collectively, its “SEC Documents”).  As of their respective dates, the SEC Documents (i) complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, none of the Company’s Subsidiaries are subject to the periodic reporting requirements of the Exchange Act.

(b)                                 The financial statements (the “Public Financial Statements”) included in or incorporated by reference into the SEC Documents (including related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and each of the related consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the SEC Documents (including any related notes and schedules) fairly presents in all material respects, the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis throughout the periods indicated except as may be noted therein.

(c)                                  The unaudited financial statements of the Company and its Subsidiaries for the period ending February 29, 2004 (including related notes and schedules) (the “February 29 Financial Statements”) when timely prepared and provided to Newco will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and will comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at such time and will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such date, and each of the related consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into such unaudited consolidated financial statements (including any related notes and schedules) will fairly present in all material respects, the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis throughout the periods indicated except as may be noted therein.

(d)                                 Except as set forth on Schedule 3.6(d), the Company and its consolidated Subsidiaries have no liability or obligation (whether accrued, absolute, contingent or otherwise) which is not fully reflected or reserved against in the Balance Sheet, that is of a nature required to be reflected on annual audited Public Financial Statements of the Company and its consolidated Subsidiaries or in the notes thereto in accordance with GAAP, other than liabilities and obligations incurred in the ordinary course of business consistent with past practices since November 30, 2003 that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e)                                  The Company has timely filed and made available to Newco all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Documents.

Section 3.7                                   Absence of Certain Developments.  Except as set forth on Schedule 3.7, since November 30, 2003, (i) there has not been any condition, change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the business of the Company and its Subsidiaries has been conducted only in the ordinary course consistent with past practices and (iii) there has not been any action taken by the Company or any of its Subsidiaries that would have been prohibited under Section 5.3 if such action had been taken by the Company or any of its Subsidiaries after the date hereof.

Section 3.8                                   Governmental Authorizations; Licenses; Etc.  Except as set forth on Schedule 3.8, the business of each of the Company and its Subsidiaries has been operated in compliance in all material respects with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities.  Except as set forth on Schedule 3.8, each of the Company and its Subsidiaries (i) has all material permits, licenses, approvals, certificates, variances, franchises and other authorizations necessary or advisable for the operation of its business as currently conducted (collectively, “Permits”), and all Permits are in full force and effect and no action, claim or proceeding is pending, nor to the Company’s Knowledge is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid, and (ii) has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted.  Except as set forth on Schedule 3.8, there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged material violation by the Company or its Subsidiaries of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged material failure by the Company or its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries.

Section 3.9                                   Litigation.  Except as set forth on Schedule 3.9, as of the date hereof, there are no judgments, decisions, settlements, writs, stipulations, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority or arbitral or other forum (each a “Litigation”) pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries (i) relating to the Company, any of its Subsidiaries, their respective businesses, rights or properties or (ii) seeking to prevent, enjoin, alter or materially delay the transactions contemplated hereby.  There is no judgment, decree, injunction, or order of a Governmental Authority outstanding against the Company or any of its Subsidiaries.  There is no Litigation pending or, to the Company’s Knowledge threatened, against the Company or its Subsidiaries that is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10                            Taxes.

(a)                                  Except as set forth on Schedule 3.10, each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true, correct and complete in all material respects.  Except as set forth on Schedule 3.10 or as previously summarized in writing and delivered to Newco, all Taxes owed by each of the Company and its Subsidiaries, whether or not shown as due on any Tax Return, have been timely paid.

(b)                                 Except as set forth on Schedule 3.10:

(i)                                     neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor has the Company or any Subsidiary received notification of any threatened Tax audit or examination;

(ii)                                  neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(iii)                               neither the Company nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

(iv)                              the Company and its Subsidiaries have withheld and paid when due (or set aside in accounts for such purpose) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, foreign payee or other third party;

(v)                                 neither the Company nor any of its Subsidiaries is a party to any tax sharing, tax indemnification, or other similar agreement or arrangement or is liable for the Taxes of any other Person;

(vi)                              Neither the Company nor any of its Subsidiaries is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any Subsidiary) filing a consolidated federal income tax return.

Section 3.11                            Environmental Matters.

(a)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as set forth on Schedule 3.11(A) hereto:

(i)                                     Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environmental Laws.

(ii)                                  Neither, the Company nor any of its Subsidiaries has received any written notice, claim, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities or obligations as a result of the presence or release of any Hazardous Materials (including for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws).

(iii)                               Neither the Company nor any of its Subsidiaries is a party to any consent decree, settlement agreement or other agreement pursuant to which the Company or any Subsidiary is investigating or remedying any actual or alleged (A) violation of Environmental Laws or (B) presence or release of any Hazardous Materials.

(iv)                              Neither the Company nor any of its Subsidiaries has used, treated, stored, managed, released, or disposed of Hazardous Materials in a manner that would reasonably be expected to result in any liability or obligation to it under any applicable Environmental Law and, to the Company’s Knowledge, there are and have been no Hazardous Materials at any property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries or at any other location (including without limitation any location used for the storage, disposal, recycling or other handling of any Hazardous Materials), that could reasonably be expected to give rise to liability or obligations under any applicable Environmental Law of the Company, any of its Subsidiaries, or any entity for which any of them has assumed or retained liability by contract or operation of law.

(v)                                 Neither the Company nor any of its Subsidiaries has assumed or retained, by contract or, the Company’s Knowledge, by operation of law, any liability or obligation under any applicable Environmental Law or concerning Hazardous Materials.

(b)                                 The Company has made available to Newco a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Laws affecting the Company or any of its Subsidiaries that are in the possession or reasonable control of the Company or any of its Subsidiaries.

Section 3.12                            Employee Matters.  Except as set forth on Schedule 3.12, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements with respect to the employees nor is any such agreement presently being negotiated, (ii) there is no labor strike, labor dispute, work stoppage, lockout or other labor controversy pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and during the past four years, there has been no such action, (iii) to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees, no question concerning representation exists respecting such employees, and during the past two years, there has been no such action or representation question, (iv) there is no unfair labor practice, charge or complaint pending against the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened, (v) there are no grievance or arbitration proceedings pending or, to the Company’s Knowledge, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $2 million, or cause the Company or any of its Subsidiaries to incur expenses or forgo operating savings in excess of $2 million, (vi) there are no actions, complaints, charges, inquiries, proceedings or investigations by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s or any of its Subsidiaries’ employees pending or, to the Company’s Knowledge, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $2 million, (vii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (viii) the Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, and (ix) neither the Company nor any of its Subsidiaries are liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any of its Subsidiaries have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or the termination of any of the Company’s or any of its Subsidiaries’ employees on or prior to the Closing Date.  Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, or implemented any early retirement, separation or window program, within the last two (2) years, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.13                            Employee Benefit Plans.

(a)                                  Schedule 3.13(a) lists all Employee Benefit Plans.

(b)                                 Except as set forth on Schedule 3.13(a), no Employee Benefit Plan is a Multiemployer Plan or a plan which is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former directors, officers or employees of the Company and its Subsidiaries other than as required by COBRA.

(c)                                  Except as set forth on Schedule 3.13(a), each Employee Benefit Plan has been and is maintained and administered, in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, there are no facts or circumstances which would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)                                 No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is expected to be incurred by the Company or any ERISA Affiliate and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Benefit Plan subject to Title IV of ERISA.  No Employee Benefit Plan is a “cash balance plan” and, with respect to each Employee Benefit Plan set forth on Schedule 3.13(d)-1, the Company has taken all actions necessary to terminate such plans prior to the Closing Date without liability to the Company and the Subsidiaries.  With respect to any Multiemployer Plan to which the Company or any ERISA Affiliate has any liability or contributes (or has at any time in the last five years contributed or had an obligation to contribute):  (i) except as set forth on Schedule 3.13(d)2 -, none of the Company or its ERISA Affiliates have incurred any material “withdrawal liability” (within the meaning of Section 4201 of ERISA) with respect to a complete withdrawal (as defined in Section 4203 of ERISA) or a partial withdrawal (as defined in Section 4205 of ERISA, (ii) to the Company’s Knowledge, if, as of the Closing Date, the Company or any ERISA Affiliate, as applicable, were to engage in a complete withdrawal or partial withdrawal from any such Multiemployer Plan; the liability which would reasonably be expected to be incurred would not be material, and (iii) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively.

(e)                                  The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(f)                                    None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(g)                                 With respect to each Employee Benefit Plan, the Company has made available to Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents (and any other funding vehicle) and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series and attached schedules) as filed, (iii) the most recent financial statement and actuarial valuation report, (iv) the most recent Internal Revenue Service determination letter, and (v) a copy of the most recent summary plan description.

(h)                                 With respect to any Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Company’s Knowledge, threatened (including, without limitation, any routine requests for information from the PBGC prior to the date hereof).

(i)                                     Except as set forth on Schedule 3.13(i), no Employee Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any current or former director, officer, employee or consultant of any money or other property, (ii) the provision of any benefits or other rights of any current or former director, officer, employee or consultant or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any current or former director, officer, employee or consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.  In connection with the transactions contemplated by this Agreement, no payments shall be made, and no benefits provided, that shall fail to be fully deductible due to the application of Section 280G of the Code.  As described on Schedule 8.5, the aggregate amount of all payments to be made pursuant to that certain Employee Retention Bonus Plan and any other special bonus plans established in connection with the transactions contemplated by this Agreement shall not exceed $6,000,000.

(j)                                     With respect to Foreign Benefit Plans, (i) all Foreign Benefit Plans and Foreign Governmental Plans have been established, maintained and administered in all material respects in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) except as set forth on Schedule 3.13 all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves or accruals therefore have been reflected on the Balance Sheet; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Governmental Plans that has not been reflected on the February 29 Financial Statements.

Section 3.14                            Proprietary Rights.  Except as set forth on Schedule 3.14(a), the Company and its Subsidiaries own and possess all right, title and interest in, free and clear of all Liens, or have a valid and enforceable license to use, all of the Proprietary Rights owned or used by any of them (the “Company Proprietary Rights”) that are material to the conduct of the business of the Company and its Subsidiaries as of the date hereof.  Schedule 3.14(b) sets forth a list of (i) all patented and registered Company Proprietary Rights; (ii) all pending patent applications and applications for the registration of other Company Proprietary Rights; (iii) all material trade and corporate names owned or used by the Company or any of its Subsidiaries; and (iv) all computer software (other than mass-marketed software having a license fee of less than $50,000.00)

owned or used by the Company or any of its Subsidiaries as of the date hereof.  Except as set forth on Schedule 3.14(b), there is not pending (or to the Company’s Knowledge, threatened) against the Company or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, use or ownership of any Company Proprietary Right.  Except as set forth on Schedule 3.14(b), neither the Company nor any of its Subsidiaries has received any written notice from any third party of any infringement or misappropriation by any third party with respect to any of the Company Proprietary Rights, and to the Company’s Knowledge there is no valid basis for the same.  Except as set forth on Schedule 3.14(b), the Company and Subsidiaries have not materially infringed or misappropriated any Proprietary Rights of any third party, and no third party is materially infringing or misappropriating any Company Proprietary Rights.

Section 3.15                            Contracts.

(a)                                  Schedule 3.15 sets forth all contracts (except for purchase orders and dealer agreements executed in the normal course of business), agreements, leases, permits or licenses, to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, or to which any of their respective assets are bound, of the type described below (the “Contracts”):

(i)                                     all option, purchase and sale contracts or leases (whether real or personal property) providing for annual payments of $250,000 or more or that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company or any of its Subsidiaries of any penalty;

(ii)                                  all agreements, or group of related agreements with the same party, for the purchase by the Company or any Subsidiary of machinery, equipment, supplies, goods, services or other personal property providing for annual payments by the Company or any of its Subsidiaries of $1,000,000 or more over the term of such agreement or that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company or any of its Subsidiaries of any penalty;

(iii)                               all sales, distribution or other similar agreements or group of related agreements with the same party for the sale by the Company or any of its Subsidiaries or machinery, equipment, supplies, goods, services or other personal property providing for annual payments to the Company and its Subsidiaries of $1,000,000 or more over the term of such agreement;

(iv)                              all material license, royalty or other agreements relating to any of the Company Proprietary Rights;

(v)                                 all agreements prohibiting in any material respect the Company or any Subsidiary from freely engaging in any line of business or with any person;

(vi)                              all mortgages, indentures, notes, bonds or other agreements relating to indebtedness for borrowed money, the deferred purchase price of property or services or any financing of accounts receivable or inventory, or any letters of credit, acceptances or similar obligations (in each case, whether incurred, assumed, guaranteed or secured by any asset) other than (i) trade accounts payable that are incurred in the ordinary course of business and (ii) any such agreement with an aggregate outstanding principal amount not exceeding $500,000;

(vii)                           all agreements involving a Governmental Authority;

(viii)                        all partnership agreements, joint venture agreements or other similar agreements or arrangements relating to the Company and its Subsidiaries;

(ix)                                all agreements relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x)                                   all agreements with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreements involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xi)                                all other agreements or arrangements or plans not made in the ordinary course of business that are material to the Company and its Subsidiaries, taken as a whole;

(xii)                             any commitment to do any of the foregoing described in clauses (i) through (xii).

(b)                                 Each Contract required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in default or breach, and no event or condition has occurred which, after notice or lapse of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, any other party, in any material respect under the terms of any such Contract.  Neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any Contract.  The Company has delivered to Newco true and complete copies of all such Contracts, including all amendments, modifications, waivers and consents applicable thereto.

Section 3.16                            Insurance.  Schedule 3.16 contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance for the benefit of or relating to the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries.  Except as set forth on Schedule 3.16, all such policies are valid and in full force and effect, all premiums with respect thereto covering all periods up to the date of this Agreement have been timely paid and all premiums with respect thereto covering all periods subsequent to the date of this Agreement up to and including the Effective Time will have been timely paid, and no notice of cancellation, termination or non-renewal has been received by the Company or any of its Subsidiaries with respect to any such policy, nor has the Company or any Subsidiary been denied insurance coverage.  There are no outstanding unpaid claims under any such policy.  Such polices are sufficient for compliance with applicable law and all agreements to which any of the Company or its Subsidiaries is a party, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each of the Company and its Subsidiaries.  Such policies will remain in full force and effect through the respective dates set forth on Schedule 3.16.

Section 3.17                            Real Property.

(a)                                  Schedule 3.17 sets forth a complete and correct list of the address of each parcel of real property owned, in whole or in part, by the Company or any of its Subsidiaries (the “Owned Property”).  Except as set forth on Schedule 3.17, there are no outstanding contracts for the sale of any of the Owned Property.  There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Property or any portion thereof.  Schedule 3.17 also sets forth a complete and correct list of all leases and subleases including all amendments, extensions and other modifications (the “Leases”) for real property or premises utilized by the Company or any of its Subsidiaries (the “Leased Property”; the “Owned Property” and the “Leased Property” collectively the “Real Property”) to which the Company or any of its Subsidiaries is a party.  Complete and correct copies of all leases, subleases and other documents concerning such Real Property and the interests of the Company and its Subsidiaries therein have been delivered or made available to Newco.

(b)                                 The Company or a Subsidiary, as applicable, has good and marketable fee simple title to each Owned Property and a good and valid leasehold interest in each Leased Property, in each case, free and clear of all Liens except as is set forth on Schedule 3.17 and except for (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business or any violation of which would not have a Material Adverse Effect; and (iv) easements, covenants, conditions, restrictions in title, to such Real Property and other title defects, none of which, individually or in the aggregate, materially interfere with the use or occupancy of such Real Property or the operation of the business (such Liens described in clauses (i) – (iv), “Permitted Encumbrances”).

(c)                                  Each Lease is in full force and effect, subject to proper authorization and execution of such lease by the other party thereto.  The Company is not in material default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, would result in such a default.

(d)                                 The Real Property constitutes all of the real property owned, leased, subleased, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries.

(e)                                  Except for such failures as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all Real Property (including the improvements located thereon) (i) is in reasonable operating condition and repair consistent with its present use, and (ii) complies with the Certificate of Occupancy for the applicable Real Property.  Except as set forth on Schedule 3.17, neither the Company or any of its Subsidiaries has received written notice that the Real Property (including, without limitation, all buildings, structures, fixtures and improvements located on any Real Property and the current operation and use thereof) violates in any material respect any law applicable to such Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of a default or breach under any of the covenants, restrictions, conditions, rights of way or easements, if any, affecting all or any portion of the Real Property which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There are no existing, or to the Company’s Knowledge, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Property or any portion thereof.  Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or dispose of any Real Property or any portion thereof which Real Property, individually or in the aggregate, is material to the Company or any of its Subsidiaries.

Section 3.18                            Assets Other than Real Properties.

(a)                                  Except as set forth on Schedule 3.18, the Company or its Subsidiaries have good and legal title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, all of the material personal property and assets currently used in the businesses of the Company and its Subsidiaries, and the personal property and assets reflected in the Balance Sheet or acquired after the date of the Balance Sheet, except for inventory disposed of in the ordinary course of business consistent with past practice and assets, properties and rights the disposition of which is otherwise expressly permitted under this Agreement.

(b)                                 All of the material tangible personal property used in the businesses of the Company and its Subsidiaries is currently in good and usable condition and adequate and suitable for the purposes for which it is presently being used, subject to normal wear and tear and normal industry practice with respect to maintenance.

(c)                                  There are no defects in such personal property or other conditions that in the aggregate have or would reasonably be expected to have a Material Adverse Effect.

Section 3.19                            Entire Business.  Except as set forth on Schedule 3.19, the Company or its Subsidiaries own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the assets and properties of any kind or nature necessary for the conduct by the

Company and its Subsidiaries of the business of the Company and its Subsidiaries as conducted on the date of this Agreement.

Section 3.20                            Accuracy of Representations.  No representation or warranty made by the Company in this Agreement or any document delivered, or to be delivered, by or on behalf of the Company pursuant hereto contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.21                            Transaction With Affiliates.  Except as set forth on Schedule 3.21, none of the Company’s stockholders, directors, officers or employees nor any of their respective Affiliates is involved in any business arrangement or relationship with the Company or the Subsidiaries, and none of the Company’s stockholders, directors, officers or employees nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

Section 3.22                            Internal Accounting Controls.

(a)                                  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of November 30, 2003 (such date, the “Evaluation Date”).  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting or, to the Company’s Knowledge, in other factors that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company has made available to Newco complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(b)                                 Since January 1, 2001 (i) none of the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company and its Subsidiaries, has received or otherwise had or obtained knowledge of any written or material unwritten complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim of any type that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company of such Subsidiary, as the case may be, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or such Subsidiary or any of its officers, directors, employees or agents to the Company or the board of directors or any committee thereof or to any director or officer of the Company.  Since January 1, 2001 there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel or the Company’s board of directors or any committee thereof.

Section 3.23                            Brokers.  Except for J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Bain Capital, LLC no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.  A true and complete copy of each of the engagement letters between the Company and J.P. Morgan Securities Inc. and the Company and Goldman, Sachs & Co.  and the Company and the Management Services Agreement with Bain Capital, LLC has been previously provided to Newco.

Section 3.24                            Required Vote.  The affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common and Class L Common, voting together as a single class (the “Company Stockholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock necessary, whether under applicable law or otherwise, to approve and adopt this Agreement and the transactions contemplated hereby.

Section 3.25                            Company Board.  The board of directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby.  The approval by the board of directors of the Company constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL.

Section 3.26                            No Other Representations and Warranties.  Except as set forth in this Agreement and the Schedules attached hereto, neither the Company nor any of its Subsidiaries makes any representations or warranties, express or implied, at law or in equity, in respect of the Company or any of its Subsidiaries or any of their respective assets, liabilities, or operations.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to the Company as follows:

Section 4.1                                   Organization.  Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

Section 4.2                                   Authorization.  Newco has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action.  This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Newco and, assuming that this Agreement and the other Merger Documents have been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding agreement of Newco, enforceable against Newco in accordance with its terms.

Section 4.3                                   Non-contravention.  The execution, delivery and performance by Newco of this Agreement or any other Merger Document to which Newco is a party, the consummation of the Merger and the other transactions contemplated hereby or thereby and the fulfillment of and performance by Newco of its obligations hereunder or thereunder will not (i) contravene any provision contained in Newco’s certificate of incorporation or by-laws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Newco is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of Newco.

Section 4.4                                   No Consents.  Except for (i) filing and recordation of appropriate merger documents as required by the DGCL and (ii) the requirements of the HSR Act and the filings and approvals set forth on Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Newco.

Section 4.5                                   Brokers.  Newco has not employed any broker, finder or agent or incurred any liability or obligation to pay any finder’s, investment banking or other fees or commissions to any broker, finder, or agent with respect to any of the transactions contemplated by this Agreement for which, in the event the Closing does not occur, the Company has or could have any liability.

Section 4.6                                   Newco Board.  The board of directors of Newco, by unanimous written consent, has approved the execution of this Agreement.

Section 4.7                                   Stockholder Approval.  The stockholders of Newco have approved in writing this Agreement and the transactions contemplated hereby, and no other stockholder vote, approval or consent of any holder of capital stock of Newco is required or necessary to consummate the Merger.

Section 4.8                                   Financial Ability.  Newco has available to it funds, which together with the amount of the financing arrangements contemplated by the commitment letters attached hereto as Exhibit A (collectively, the “Commitment Letters”) are sufficient (assuming such financing arrangements are funded in full) to enable Newco to consummate the transactions contemplated hereby.  Prior to the execution of this Agreement, Newco has delivered to the Company a true and complete copy of the Commitment Letters which are in full force and effect as of the date hereof.

Section 4.9                                   Consenting Stockholders.  The shares of Class A Common Stock to be retained by Consenting Stockholders shall represent not less than 8% of the outstanding Class A Common Stock of the Company immediately following the Closing Date before giving effect to any investment or other participation by management of the Company or any of its subsidiaries in the Class A Common Stock.

Section 4.10                            Accuracy of Representations.  No representation or warranty made by Newco in this Agreement or any document delivered, or to be delivered, by or on behalf of Newco pursuant hereto contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.11                            Acknowledgement by Newco.  Newco acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Newco and Newco and their respective agents or representatives prior to the execution of this Agreement.

Section 4.12                            No Other Representations and Warranties.  Except as set forth in this Agreement, Newco makes no other representations and warranties, express or implied, at law or in equity, in respect of Newco or any of its assets, liabilities, or operations.

ARTICLE V—COVENANTS AND AGREEMENTS

Section 5.1                                   Stockholder Matters.

(a)                                  Contemporaneously with the execution and delivery of this Agreement and as a condition to Newco’s willingness to enter into this Agreement, the Company has caused stockholders holding not less than a majority of the issued and outstanding voting shares of the Company (and including the Consenting Stockholders) to execute and deliver to the Company a written consent, a copy of which is attached hereto as Exhibit B-1, consenting to the adoption and approval of this Agreement and the Merger and the Company shall take such other actions as may be required in accordance with the DGCL and its Certificate of Incorporation and By-laws to effectuate the adoption of this Agreement and the Merger by the stockholders of the Company (including, if required under Section 228 of the DGCL, giving prompt notice of such consents to any stockholders not party thereto).  The Company has, through its board of directors, recommended to its stockholders approval of the transactions contemplated by this Agreement.  The Company shall obtain from each Consenting Stockholder who shall not have executed and delivered to the Company a written consent consenting to the adoption and approval of this Agreement and the Merger contemporaneously with the execution and delivery of this Agreement such a consent within three (3) business days of the date of this Agreement.  The Company shall take all actions reasonably requested by Newco to obtain written consents consenting to the adoption and approval of this Agreement from all the Company’s stockholders and to enforce the terms of any stockholders or similar agreements to which the Company is a party.

(b)                                 Each stockholder of Newco has voted in favor of the transactions contemplated by this Agreement by unanimous written consent in lieu of special meeting of stockholders, a copy of which is attached hereto as Exhibit B-2.

Section 5.2                                   Access and Information.

(a)                                  From the date hereof until the Effective Time, the Company will, and will cause its Subsidiaries to, give Newco’s officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to it and its properties, contracts, commitments, books and records (including, without limitation, accountant’s work papers) and to furnish promptly to Newco such additional financial and operating data and other information as to the business and properties of the Company and its Subsidiaries as Newco or its duly authorized representatives may from time to time reasonably request.  Newco agrees to conduct any such inquiries with reasonable discretion and sensitivity to the Company’s relationships with its employees, customers and suppliers.

(b)                                 Subject to Section 5.6, all information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives in accordance with the confidentiality agreement dated January 28, 2004, by and between the Company and Kohlberg Kravis Roberts & Co. L.P. (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

Section 5.3                                   Conduct of Business by the Company.  From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except as otherwise expressly permitted herein or disclosed on Schedule 5.3, or consented to in writing by Newco, conduct its business only in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its assets, business organizations and relationships with third parties, to keep available the services of its present officers and employees, to maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations, activities and employees of the Company and its Subsidiaries as are in effect as of the date of this Agreement, to continue to make capital expenditures pertaining to the business of the Company and its Subsidiaries in accordance with the capital expenditure budget provided to Newco prior to the date of this Agreement and attached hereto as Schedule 5.3(a), to comply in all material respects with all laws applicable to the Company and its Subsidiaries, to collect its receivables only in the ordinary course of business and consistent with past practice and in the same manner as previously collected, to pay its invoices and other payables only in the ordinary course of business and consistent with past practice and in the same manner as previously paid and to maintain their respective books and records in accordance with past practice.  Without limiting the generality of the foregoing, from the date hereof to the Effective Time, except as otherwise expressly permitted herein or disclosed on Schedule 5.3, or consented to in writing by Newco, the Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any of the following actions:

(a)                                  amend (i) any material term of any outstanding security of the Company or any of its Subsidiaries or (ii) any organizational document of the Company or any of its  Subsidiaries;

(b)                                 (i) declare, set aside or pay any dividend or distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, except that a Subsidiary may declare and pay a dividend or make advance to its parent or the Company or (ii) repurchase, redeem or otherwise acquire or dispose of directly or indirectly any outstanding shares of capital stock or other ownership interests of the Company or of any of its Subsidiaries;

(c)                                  issue, sell, transfer, pledge, dispose of or encumber any shares or ownership interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock or ownership interests of the Company or any of its Subsidiaries;

(d)                                 split, combine or reclassify the outstanding capital stock of the Company or of any of its Subsidiaries;

(e)                                  incur, assume or guarantee any Indebtedness other than (i) trade accounts payable and (ii) borrowings under existing lines of credit, in each case, incurred in the ordinary course of business consistent with past practice;

(f)                                    mortgage or pledge any material assets of the Company or any of its Subsidiaries, or create or suffer to exist any material Lien thereupon;

(g)                                 make any loan, advance or capital contribution to or investment in any Person, other than in the ordinary course of business consistent with past practice;

(h)                                 merge or consolidate with, or agree to merge or consolidate with, or acquire assets or property from any other Person, or sell, lease, license or otherwise dispose of any assets or property, other than sales of inventory in the ordinary course of business consistent with past practice;

(i)                                     acquire, sell, lease or otherwise dispose of any interest in Real Property or amend, supplement, terminate or otherwise modify in any material respect any Lease;

(j)                                     make any change to any method of accounting or accounting practice, policy, principle or procedure except as required by law or GAAP;

(k)                                  except as required by applicable law or an effective collective bargaining agreement (as set forth on Schedule 3.12):   increase the compensation or benefits of any present or former director, officer or employee of the Company or its Subsidiaries (except for increases in salary or wages of employees (other than officers of the Company) in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses in respect of fiscal year 2003) and except under the Employee Retention Bonus Plan described in Schedule 3.13, (ii) grant any severance or termination pay or rights to such pay to any present or former director, officer or employee of the Company or its Subsidiaries, (iii) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Employee Benefit Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity-based awards, or (vi) hire any new employees or promote any employees of the Company or its Subsidiaries except to fill vacant positions;

(l)                                     except as may be required by law, make or change any elections with respect to Taxes, amend any Tax Return with respect to any material Tax, change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment, or surrender any right to claim a refund of material Taxes;

(m)                               settle or compromise any material action, suit, litigation or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Authority;

(n)                                 amend, supplement, waive, modify, terminate, cancel, allow to lapse, assign, convey, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any Contract or enter into any agreement that would be required to be listed on Schedule 3.15 if in existence on the date of this Agreement;

(o)                                 enter into any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(p)                                 transfer, factor or otherwise encumber any accounts receivable;

(q)                                 exercise any efforts to sell or otherwise dispose of inventory other than in the ordinary course of business consistent with past practices;

(r)                                    enter into any transaction, agreement or arrangement with any of the Company’s stockholders, directors, officers or employees or any of their respective Affiliates;

(s)                                  cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company and any of its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

(t)                                    repay, repurchase or otherwise make any payments in respect of any debts (or agree, whether in writing or otherwise, to do the foregoing), except for payments in the ordinary course consistent with past practices and scheduled payments of principal and interest in the amounts and at the times set forth on Schedule 5.3(t);

(u)                                 make any payments in respect of any agreements between the Company and its Affiliates (other than its Subsidiaries);

(v)                                 transfer or license any material Company Proprietary Rights; or

(w)                               authorize or enter into an agreement or commitment to do any of the foregoing.

Section 5.4                                   Closing Documents.  The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Newco, the documents or instruments described in Section 6.2.  Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

Section 5.5                                   Best Efforts; Further Assurances.

(a)                                  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Each of the Company and Newco will use their respective reasonable best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  All costs incurred in connection with obtaining such consents shall be borne by Newco and treated in accordance with Section 9.5; except that each party shall pay their own HSR Act filing fee; provided, however, if the Agreement shall be terminated in accordance with Section 7.1, such costs shall be borne jointly by Newco and the Company.  Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date hereof and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limitation of the foregoing, the Company, Newco and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party hereto.

(b)                                 Without limiting the generality of the undertakings of subsection (a) of this Section 5.5 and subject to appropriate confidentiality protections, the Company and Newco shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(c)                                  In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)                                 Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company or Newco, as the case may be, contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and such written notice shall specify the representation or warranty so breached and (ii) any failure of the Company or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.  The Company shall give prompt written notice to Newco of any development which has or could reasonably be expected to have a Material Adverse Effect.

Section 5.6                                   Public Announcements.  The parties shall issue a joint press release, mutually acceptable to the Company and Newco, promptly upon execution of this Agreement.  The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company, and Newco.  Notwithstanding the above, nothing in this Section 5.6 will preclude any party from making any disclosures required by law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Authority; provided, that the party required to make the release or statement shall allow the other party reasonable time to review and comment on such release or statement in advance of such issuance.

Section 5.7                                   Third Party Proposals.  From the date hereof until the earlier of (a) the termination of this Agreement pursuant to Article VII or (b) the Effective Time, the Company shall not, and shall cause each Subsidiary and the officers, employees, agents, representatives and Affiliates of the Company or its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries, discussions, offers or proposals, (ii) continue, propose or enter into any discussions or negotiations looking toward, (iii) consider any proposal for, or (iv) enter into any agreement or understanding (each of (i) – (iv), an “Acquisition Proposal”) with respect to any acquisition or purchase, whether by merger or otherwise, of a material portion of the consolidated assets (other than sales of inventory in the ordinary course) of, or of a 10% or more of the voting equity interests in, the Company (a “Third Party Acquisition”) other than as contemplated by this Agreement, or enter into any agreement, arrangement or understanding requiring it to abandon or terminate the transactions contemplated by this Agreement, nor shall such Persons provide any information to any Person (other than Newco and its representatives, accountants, advisors, consultants and counsel) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transactions.  The Company shall notify Newco immediately if any Acquisition Proposal is received by the Company or any of its Subsidiaries, or of which the Company, any Subsidiaries or any of their respective Affiliates becomes aware, and communicate to Newco the terms of any such Acquisition Proposal.  The Company and its Subsidiaries shall, and the Company shall cause their respective officers, employees, agents, representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal.  The Company represents on its behalf and on behalf of its Affiliates, that it is not party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

Section 5.8                                   State Takeover LawsIf any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Newco, Newco and the Company and their respective Boards of Directors shall use their commercially reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions.

Section 5.9                                   Employee Matters.

(a)                                  Newco hereby agrees that the Company and its Subsidiaries shall, for a period of at least one year following the Closing Date, provide to current employees of the Company and its Subsidiaries annual rates of base salary or hourly wages, as applicable, annual incentive opportunities, and employee benefit plans, programs and arrangements (other than any special retention incentives, change of control arrangements, and equity incentive plans) that are comparable in the aggregate to, respectively, the annual rates of base salary or hourly wages, as applicable, and annual incentive opportunities provided to such employees and the Employee Benefit Plans as in effect immediately prior to the Closing Date; provided, however, that as soon as practicable on or after the Closing Date, the Company shall provide current employees of the Company and its Subsidiaries who, immediately prior to the Closing Date, participated in an equity incentive plan sponsored by the Company, with the opportunity to participate in a new equity incentive plan.

(b)                                 Newco hereby agrees that, from and after the Closing Date, the Company and its Subsidiaries shall grant all employees of the Company and its Subsidiaries credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and, except to the extent there is a duplication of benefits, benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “Newco Plans”).  In addition, Newco hereby agrees that (i) the Company and its Subsidiaries shall waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Newco Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Newco Plan.

(c)                                  Except for the possibility of the closure of the plant located in Randolph, Massachusetts neither the Company nor any of its Subsidiaries shall, at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any state law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without notifying Newco in advance and obtaining the advance approval of Newco, and complying with all provisions of WARN.

Section 5.10                            Indemnification of Directors and Officers.  The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and by-laws of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Certificate of Incorporation and by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries.  Subject to the next sentence, the Surviving Corporation shall maintain in effect for six years after the Effective Time (the “Applicable Period”) a $25,000,000 “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy with respect to matters occurring prior to the Effective Time.  Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to spend more than $1,000,000 in the aggregate (the “Capped Amount”) to obtain such directors’ and officers’ liability insurance; provided, that in the event that the Surviving Corporation is unable to obtain a $25,000,000 “run-off” or “tail” directors’ and officers’ liability insurance policy for the Capped Amount, the Surviving Corporation shall seek to obtain a “run-off” or “tail” directors’ and officers’ liability insurance policy with the greatest coverage available for the Applicable Period for the Capped Amount.

Section 5.11                            Termination of Affiliate Arrangements.  All agreements between the Company and its Affiliates (other than its Subsidiaries), other than agreements listed on Schedule 5.11, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be canceled without payment or any further liability on the part of the Company or any of its Subsidiaries except for the Employee Retention Bonus Plan described in Section 5.3(R).

Section 5.12                            Financing.

(a)                                  The Company shall, and shall cause its Subsidiaries and their respective officers and directors to, reasonably cooperate in connection with obtaining the financing necessary to consummate the transactions contemplated hereby (the “Financing”), including by (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda and other materials to be used in connection with obtaining the Financing, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) the execution and delivery of commitment letters, underwriting or placement agreements, loan agreements, note purchase agreements, registration rights agreements, indentures and related documents, including a certificate of the Chief Financial Officer of the Company with respect to solvency matters, as may be requested by Newco, and (v) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the Commitment Letters within the time periods required thereby in order to permit a Closing Date on or prior to the Termination Date which obligation shall include, in all events, providing the financial information required pursuant to the terms of the Commitment Letters.

(b)                                 Newco shall use reasonable best efforts to arrange the Financing on terms set out in the Commitment Letters or on terms no less favorable to Newco than those set forth in the Commitment Letters.

(c)                                  Newco will from time to time provide such information as the Company may reasonably request regarding the status of the Financing and related negotiations.

Section 5.13                            Collection of MFI Notes.  The Company shall have received at least $13,600,000 in cash consideration for transferring or relinquishing its claims to the principal amount of, and all unpaid interest on, the MFI Notes.

Section 5.14                            February 29 Financial Statements.  At least two (2) business days prior to the Closing, the Company shall deliver to Newco the February 29 Financial Statements, in the form to be filed in the Company’s Quarterly Report on Form 10-Q for the period ended February 29, 2004, which financial statements will not differ in any material respect from the information set forth in the Company’s projected 2004 balance sheet attached hereto on Schedule 5.14.

Section 5.15                            Transaction Fee and Monitoring Fee.  (a)           At the Closing, the Company shall pay to Kohlberg Kravis Roberts & Co. L.P. by wire transfer of immediately available funds a transaction fee in the amount of $25,000,000, paid in consideration of the structuring services rendered, which include, but are not limited to, financial advisory services and capital structure review.

(b)                                 In consideration of the services being provided by Kohlberg Kravis Roberts & Co. L.P., the Surviving Corporation shall pay to Kohlberg Kravis Roberts & Co. L.P. a monitoring fee equal to $2,000,000 per year (increasing by a rate of 5% per annum) in cash in immediately available funds, which will be paid annually at the beginning of such year commencing upon the Closing.

ARTICLE VI—CONDITIONS TO CLOSING

Section 6.1                                   Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)                                  No Injunction.  At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)                                 Filings and Consents.  Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, all material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required to be obtained in order to consummate the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect.

(c)                                  HSR Waiting Period.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(d)                                 Stockholder Consent.  The written consent of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the approval and adoption of this Agreement shall have been obtained and in full force and effect.

Section 6.2                                   Conditions to the Obligations of Newco.  The obligations of Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Newco to the extent permitted by applicable law:

(a)                                  Representations and Warranties.  The representations and warranties made by the Company in Section 3.2 and Section 3.3 of this Agreement shall be true, correct and complete in all respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date.  All other representations and warranties made by the Company in this Agreement and the Schedules hereto shall be true, correct and complete in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein), in each case on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any such representation or warranty which specifically relates to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of such representations and warranties (determined as aforesaid) that, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Performance of Covenants.  The Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any condition, change or event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Newco’s counsel:

(i)                                     a certificate of the President or a Executive Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 6.2(a), (b) and (c) have been satisfied;

(ii)                                  a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto;

(iii)                               a certified copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iv)                              a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the other Merger Documents to the extent required to be approved and the transactions contemplated hereby and thereby; and

(v)                                 good standing certificates with respect to the Company and each of the Subsidiaries, together with certified charter documents from the secretary of state of their respective states of incorporation, along with certified copies of the bylaws of the Company and each of the Subsidiaries; and

(vi)                              to the extent permissible, certifications providing exemption from withholding under Section 1445 of the Code with respect to the transactions contemplated by this Agreement.

(e)                                  Financing.  The Company shall have received the proceeds of the financing arrangements contemplated by the Commitment Letters or other financing on terms and conditions no less favorable in any material respect to Newco than those contained in the Commitment Letters.

(f)                                    Certificate of Merger.  The Certificate of Merger shall have been duly executed and delivered by the duly authorized officers of the Company.

(g)                                 Resignation of Directors.  Newco shall have received the resignation of all directors, as Newco may request, of the Company and its Subsidiaries or such directors shall have been removed.

(h)                                 Union Notification.  The Company and its Subsidiaries shall have engaged in all notifications to and communications to and with any labor organization representing employees of the Company and its Subsidiaries as may be required by law or any collective bargaining agreement in connection with the transactions contemplated by this Agreement.

(i)                                     Stockholders Agreement.  Each of the Consenting Stockholders shall have executed and delivered to Newco a Stockholders Agreement reflecting the terms set forth on Exhibit C hereto or otherwise in a form reasonably acceptable to the parties thereto.

(j)                                     Dissenting Shares.  Holders of no more than 2% of the outstanding shares of the Company’s capital stock entitled to exercise appraisal, dissenters’ or similar rights under applicable law shall have exercised, or shall have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares in connection with the Merger.

Section 6.3                                   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)                                  Representations and Warranties.  All representations and warranties made by Newco in this Agreement shall be true, correct and complete in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein) on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty which specifically relates to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Performance of Covenants.  Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(c)                                  Closing Deliveries.  Prior to or at the Closing, Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to its counsel:

(i)                                     a certificate of the President or a Vice President of Newco, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied;

(ii)                                  certificates of the Secretary or Assistant Secretary of Newco, dated the Closing Date, as to the incumbency of any officer executing this Agreement or any document related thereto and covering such other matters as the Company may reasonably request;

(iii)                               certified copies of the resolutions of the board of directors of Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

(iv)                              a certified copy of the resolutions of the stockholders of Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby; and

(d)                                 Certificate of Merger.  The Certificate of Merger shall have been duly executed and delivered by the duly authorized officers of Newco.

(e)                                  Stockholders Agreement.  Newco shall have executed and delivered to the Consenting Stockholders the Stockholders Agreement reflecting the terms set forth on Exhibit C hereto or otherwise in a form reasonably acceptable to the parties thereto.

ARTICLE VII—TERMINATION

Section 7.1                                   Termination.  Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company, at any time prior to Closing or anything contained herein to the contrary:

(a)                                  by mutual consent of the Company and Newco;

(b)                                 by either the Company or Newco, if the Merger shall not have been consummated on or before April 30, 2004 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(c)                                  by either Newco or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2                                   Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.2(b), 5.6 and 8.5, which shall survive the termination of this Agreement, (b) Newco shall cease any use of any of the Company’s trade names or other trademarks, and (c) termination shall not preclude either party from suing the other party for any breach of this Agreement.

ARTICLE VIII—MISCELLANEOUS

Section 8.1                                   Amendments.  This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company and Newco.  This Agreement (including the provisions of this Section 8.1) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

Section 8.2                                   Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Newco:

Posturepedic Acquisition Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, NY 10019

Facsimile:                                            (212) 750-0003

Attention:                                         Brian Carroll

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Facsimile:                                            (212) 455-2502

Attention:                                         David J. Sorkin, Esq.

Sean D. Rodgers, Esq.

If to the Company:

Sealy Corporation
One Office Parkway
Trinity, North Carolina  27370
Attention:  Kenneth Walker

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile:                                            (212) 446-4900
Attention:                                         Lance Balk, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 8.3                                   Survival.  No representations or warranties contained in this Agreement shall survive after the Closing Date; provided, however, that this Section 8.3 shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance either before or after the Effective Time, which covenant or agreement shall survive beyond the Effective Time.

Section 8.4                                   Exhibits and Schedules.  All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  For the purposes of this Agreement, any matter that is clearly disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, not withstanding the omission of an appropriate cross reference thereto.  Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

Section 8.5                                   Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Newco understands and acknowledges that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the fees and expenses described in Section 3.23 but excluding any fees and expenses incurred on behalf of Newco) will be paid by the Company in cash at or prior to the Closing.  Schedule 8.5 sets forth such estimated out-of-pocket fees and expenses.  In no event shall such out-of-pocket fees and expenses in connection with the transactions contemplated hereby, together with all other fees and amounts (other than Merger Consideration) paid or payable to the stockholders of the Company or their Affiliates subsequent to February 29, 2004 exceed $44,600,000 or shall the aggregate amount of all payments expected to be made pursuant to that certain Employee Retention Bonus Plan and any other special bonus plans established in connection with the transactions contemplated by this Agreement exceed $6 million.

Section 8.6                                   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Section 8.7                                   Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided, that Newco may, without such written consent assign, directly or indirectly, any or all of its rights and obligations hereunder to any of its Affiliates.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 8.8                                   Counterparts.  This Agreement may be executed in counterparts, any one of which may be by facsimile followed by the originally executed document forwarded immediately thereafter to the other parties hereto, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.9                                   Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 8.10                            Entire Agreement.  This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.11                            Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 8.12                            No Strict Construction.  Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 8.13                            Specific Performance.  Each of the Company and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 8.14                            Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 8.15                            Consent to Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.16                            Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

POSTUREPEDIC ACQUISITION CORP.

By:	/s/ Brian Carroll
Name: Brian Carroll
Title: Vice President

SEALY CORPORATION

By:	/s/ Kenneth L. Walker
Name: Kenneth L. Walker
Title: Senior Vice President, General Counsel